ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement ("Agreement") is made as of the 26th day of July, 2007, by and between Hyperion Energy, Inc. a Colorado corporation ("Hyperion") maintaining a business address of P.O. Box 152112, San Diego, California 92195, Walter Reed, an individual maintaining a business address at P.O. Box 152112, San Diego, California 92195 (the “Stockholder”) and Accountabilities, Inc., a Delaware corporation ("AI") with its principal business offices located at 500 Craig Road, Suite 201, Manalapan, New Jersey 07726.

WHEREAS, AI is in the business of providing (i) professional staffing services, primarily to CPA firms and (ii) information technology/scientific staffing services and workforce solutions to various businesses (collectively, the “Business”);

WHEREAS, the Stockholder owns all of the outstanding shares of the common stock of Hyperion;

WHEREAS, Hyperion desires to purchase from AI, and AI desires to sell to Hyperion substantially all of the properties, rights and assets used by AI in conducting the Business, all upon and subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.  Purchase and Sale and Delivery of the AI Assets.

1.1.  Purchase and Sale of the AI Assets.

(a)  AI Assets.  Subject to and upon the terms and conditions of this Agreement and excluding the assets retained by AI as set forth in Section 1.1(b) herein, AI shall sell, transfer, convey, assign and deliver, to Hyperion, and Hyperion shall purchase from AI, all of the properties, rights and assets, of every kind and nature, real, personal or mixed, tangible or intangible, wherever located, which are owned, leased, licensed or used by AI in the conduct of the Business and which exist on the “Closing Date” (as defined in Section 1.5 below) (collectively, the "AI Assets"), including, without limitation, the following assets:

(i)  all office supplies and similar materials (the "Supplies");

(ii)  all contracts, agreements, leases, arrangements and/or commitments of any kind, whether oral or written, relating to the AI Assets (the "AI Contracts");

(iii)  all customer lists, files, records and documents (including credit information) relating to customers and vendors of the Business and all other business, financial and employee books, records, files, documents, reports and correspondence relating to the Business (collectively, the "Records");

(iv)  all rights of AI, if any, under express or implied warranties from the suppliers of AI in connection with the AI Assets;

(v)  all furnishings, furniture, fixtures, tools, machinery, equipment and leasehold improvements owned by AI and related to the AI Assets, whether or not reflected as capital assets in the accounting records of AI (collectively, the "Fixed Assets");

(vi)  all patents, trademarks, tradenames, service marks, copyrights and applications therefor which are owned by AI and related to the AI Assets and/or the operation of the Business;

(vii)  all computers, computer programs, computer databases, hardware and software owned or licensed by AI and used in connection with the AI Assets and/or the operation of the Business;

(viii)  all municipal, state and federal franchises, licenses, authorizations and permits of AI which are necessary to operate or are related to the AI Assets;

(ix)  all prepaid charges, deposits, sums and fees of AI relating to the AI Assets or arising out of the operation of the Business;

(x)  all claims and rights of AI related to or arising from the AI Assets or arising out of the operation of the Business;

(xi)  all cash and cash equivalents;

(xii)  accounts receivable and rights to payment related to or arising out of the conduct of the Business;

(xiii)  all of the goodwill of the Business; and

(xiv)  all other assets and properties of any nature whatsoever held by AI either directly or indirectly, and used in, allocated to, or required for the conduct of the Business.

(b)  Retained Assets.  Notwithstanding anything to the contrary set forth in this Agreement, the following assets of AI (the “Retained Assets”) are not included in the sale of AI Assets contemplated hereby: (i) the Purchase Price (as hereinafter defined) and the other rights of AI under or relating to this Agreement, (ii) the corporate minute books, stock records, qualification to conduct business as a foreign corporation, and other documents relating to the formation, maintenance or existence as a corporation of AI, except that AI agrees that it will provide copies of any such document from the corporate minute books as reasonably requested by Hyperion which Hyperion believes are necessary for the use and operation of the AI Assets and the conduct of the Business after the Closing Date, and (iii) any and all properties, rights and assets used in the conduct of AI’s payroll debit card business or any business conducted prior to June 2005.

1.2.  Purchase Price.  The purchase price for the AI Assets (the "Purchase Price") shall be a number of shares (the “Shares”) of Hyperion’s common stock, $0.001 par value (the “Hyperion Common Stock”) that is equal to the number of shares of the common stock of AI issued and outstanding at the time of the Closing.  The Parties hereto intend that the Shares to be issued to AI shall represent one hundred percent (100%) of Hyperion’s outstanding Common Stock after the completion of this transaction, including the Share Cancellation (as defined below).

1.3.  Assumption of Liabilities.

(a)  Assumed Liabilities.  Effective as of the Effective Date, Hyperion agrees to assume and to pay, perform and discharge all liabilities and obligations of AI, except the liabilities and obligations described in Section 1.3(b) below.  The liabilities and obligations assumed by Hyperion will include, but not be limited to (i) the fees and expenses of AI’s counsel, accountants and other experts and all other expenses incurred by AI incident to the negotiation, preparation and execution of this Agreement and any agreement entered into in connection herewith and the performance by AI of its obligations hereunder or thereunder, (ii) arising under AI Contracts on and after the Closing Date and with respect to the use and operation of the AI Assets by Hyperion after the Closing Date and (iii) the obligation to issue shares of Hyperion Common Stock in accordance with the terms of any options, warrants or convertible securities (the “Assumed Liabilities”).

(b)  Liabilities Retained by AI.  Hyperion shall not assume, be liable for or pay, and none of the AI Assets shall be subject to, and AI shall retain, be unconditionally liable for and pay, any liability or obligation (whether known or unknown, matured or unmatured, stated or unstated, recorded or unrecorded, fixed or contingent, currently existing or hereafter arising) of AI, under or in connection with the Retained Assets.

1.4.  Share Cancellation.  The Stockholder agrees that at the Closing, Stockholder shall surrender for cancellation all of the shares of Hyperion Common Stock (the “Hyperion Shares”) owned by him (the “Share Cancellation”) in consideration of a Twelve- Thousand Five Hundred Dollar ($12,500) payment (the “Share Payment”) which shall be shall be paid to the Stockholder on the tenth (10th) day following the date of the execution of this Agreement provided that during such ten (10) day period (i) no action, suit or proceeding or threat to bring any action, suit or proceeding has been made by any third party challenging or seeking to restrain, prohibit or obtain damages as a result of or in connection with the transactions that are the subject of this Agreement and (ii) no claim has been made by a third party alleging an ownership interest in or a right to acquire the Hyperion Shares.  If the Share Payment is not made to Shareholder by reason of a matter set forth in clause (i) or (ii) above, the Share Payment shall be made at Closing.  Pending the Closing, the certificate(s) representing the Hyperion Shares (together with stock power(s) duly executed in blank) shall be held in escrow by AI’s counsel and shall be released to (x) Hyperion at the Closing and (y) to Shareholder in the event of a termination of this Agreement.  In the event that this Agreement is terminated for any reason other than the breach by AI, the Stockholder shall return any payments made pursuant to this Section 1.4 to AI within five (5) business days of such termination.

1.5.  Closing.  The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at the offices of AI in Manalapan, New Jersey, within five (5) days after the date when each of the conditions set forth in Section 6 shall have been fulfilled (or waived by the party entitled to waive such condition) or such other time or date or such other location as the parties may mutually agree (the "Closing Date").

2.  Representations and Warranties of AI.  Except as set forth in the corresponding sections or subsections of the AI Disclosure Schedule annexed hereto as Appendix I (the "AI Disclosure Schedule"; sometimes referred to herein as a "Disclosure Schedule"), AI hereby represents and warrants to Hyperion, that:

2.1.  Organization, Good Standing and Qualification.  Each of AI and its Subsidiaries (as defined below) is a corporation duly organized, validly existing as a corporation and in good standing under the laws of its respective jurisdiction of incorporation.  AI and each of its Subsidiaries has all requisite power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing is not, when taken together with all other such failures, reasonably likely to have a material adverse effect on its business, financial condition, operating results or prospects (a “Material Adverse Effect”).  AI has made available to Hyperion a complete and correct copy of its certificate of incorporation and by-laws (the "Organizational Documents"), each as amended to date.  Such Organizational Documents as so made available are in full force and effect.

As used in this Agreement, (i) the term "Subsidiary" means any entity, whether incorporated or unincorporated, of which at least fifty percent of the securities or ownership interests having by their terms ordinary voting power to elect at least fifty percent of the board of directors or other persons performing similar functions is directly or indirectly owned by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries, (ii) reference to "the other party" means, with respect to AI, Hyperion and Stockholder and means with respect to Hyperion and Stockholder, AI, and (iii) the term "Person" means an association, corporation, estate, general partnership, governmental entity (or any agency, department or political subdivision thereof), individual, joint stock company, joint venture, limited liability company, limited partnership, trust, or any other organization or entity.

2.2.  Capital Structure.  The authorized capital stock of AI consists of 95,000,000 shares of Common Stock, $.0001 par value (the “AI Common Stock”) of which 17,588,325 shares were issued and outstanding and no shares were held in treasury as of the date of this Agreement and 5,000,000 shares of Preferred Stock, $.0001 par value, of which no shares were outstanding as of the date of this Agreement.  All of the outstanding shares of AI Common Stock have been duly authorized and are validly issued, fully paid and nonassessable.  AI has no shares reserved for issuance.  Except as set forth in Section 2.2 of the AI Disclosure Schedule, AI has no shares of AI Common Stock or Preferred Stock reserved for issuance and there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of AI or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of AI, and no securities or obligations evidencing such rights are authorized, issued or outstanding.  AI does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with its stockholders on any matter ("Voting Debt").

2.3.  Corporate Authority; Approval.  AI has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject only to approval of this Agreement by the holders of a majority of the outstanding shares of AI Common Stock (the "AI Requisite Vote").  This Agreement is a valid and binding agreement of AI enforceable against AI in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").  The Board of Directors of AI has unanimously approved this Agreement and the sale of the AI Assets and the other transactions contemplated hereby.

2.4.  Governmental Filings; No Violations.

(a)  Other than the filings and/or notices (i) described in Section 4.19 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or the filing of a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), (ii) to comply with state securities or "blue-sky" laws, (such filings and/or notices of AI being the "AI Governmental Consents"), no notices, reports or other filings are required to be made by it with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from, any governmental or regulatory authority, court, agency, commission, body or other governmental entity ("Governmental Entity"), in connection with the execution and delivery of this Agreement by it and the consummation by it of the transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement.

(b)  The execution, delivery and performance of this Agreement by AI does not, and the consummation by it of the transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, its Organizational Documents or the Organizational Documents governing any of its Subsidiaries, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on its assets or the assets of any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") binding upon it or any of its Subsidiaries or any law, statute, ordinance, regulation,, decree or order (“Laws”) or governmental or non-governmental permit or license to which it or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of its Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement.  Section 2.4(b) of its Disclosure Schedule sets forth a correct and complete list of its Contracts and Contracts of its Subsidiaries pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement other than those where the failure to obtain such consents or waivers is not reasonably likely to have a Material Adverse Effect on it or prevent or materially impair its ability to consummate the transactions contemplated by this Agreement.

2.5.  Broker and Finders.  Neither it nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement.

3.  Representations and Warranties of Hyperion and Stockholder.  Except as set forth in the corresponding sections or subsections of the Hyperion Disclosure Schedule annexed hereto as Appendix II (the "Hyperion Disclosure Schedule"), as the case may be, Hyperion and Stockholder, jointly and severally, hereby represent and warrant to AI, that:

3.1.             Organization, Good Standing and Qualification.  Hyperion is a corporation is duly organized, validly existing as a corporation and in good standing under the laws of the State of Colorado has all requisite power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification.  Hyperion has made available to AI a complete and correct copy of its Organizational Documents, each as amended to date.  Such Organizational Documents as so made available are in full force and effect.

3.2.  Capital Structure.  The authorized capital stock of Hyperion consists of (a) 100,000,000 shares of Hyperion Common Stock, of which 1,390,000 shares were issued and outstanding and no shares were held in treasury as of the date of this Agreement and (b) 20,000,000 shares of Preferred Stock, par value $.001 per share (“Hyperion Preferred Stock”), of which no shares are issued and outstanding on the date hereof.  All of the outstanding shares of Hyperion Common Stock have been duly authorized and are validly issued, fully paid and nonassessable.  Hyperion has no shares of Hyperion Common Stock or Hyperion Preferred Stock reserved for issuance and there are no preemptive or other outstanding rights, options, warrants, conversion  rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or to sell any shares of capital stock or other securities of Hyperion or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Hyperion, and no securities or obligation evidencing such rights are authorized, issued or outstanding.  Hyperion does not have outstanding any Voting Debt.

3.3.  Corporate Authority; Approval.  Hyperion each has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement.  This Agreement is a valid and binding agreement of Hyperion, enforceable against Hyperion in accordance with its terms, subject to the Bankruptcy and Equity Exception.  The Shares of Hyperion Common Stock, when issued pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and no stockholder of Hyperion will have any preemptive right of subscription or purchase in respect thereof.  The Board of Directors of Hyperion and the Stockholder have unanimously approved this Agreement, the acquisition of the AI Assets, the issuance of the shares and the other transactions contemplated hereby.  The Shares of Hyperion Common Stock issued to AI pursuant to this Agreement shall represent approximately 100.00% of the outstanding shares of Hyperion Common Stock outstanding immediately after the Closing.

3.4.  Governmental Filings; No Violations.

(a)  Other than (i) the filings and/or notices under the Exchange Act or the filing of a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), (ii) to comply with state securities or "blue-sky" laws, (such filings and/or notices of Hyperion being the "Hyperion Governmental Consents", no notices, reports or other filings are required to be made by Hyperion with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Hyperion from, any Governmental Entity, in connection with the execution and delivery of this Agreement by it and the consummation by it of the transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement.

(b)  The execution, delivery and performance of this Agreement by Hyperion does not, and the consummation by it of the transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, its Organizational Documents, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on its assets (with or without notice, lapse of time or both) pursuant to, any contract binding upon it or any Law  or governmental or non-governmental permit or license to which it is subject or (C) any change in the rights or obligations of any party under any of its Contracts.

3.5.             Absence of Certain Changes.  Except as expressly contemplated by this Agreement or set forth in Section 3.5 of the Hyperion Disclosure Schedule, since February 28, 2007, there has not been (i) any change in the financial condition, properties, prospects, business or results of operations of Hyperion, except those changes that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it; or (ii) any change by it in accounting principles, practices or methods.

3.6.  Litigation and Liabilities.  There are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to its knowledge, threatened against Hyperion or any of its Affiliates (which term, as used in this Agreement, shall be as defined in Rule 12b-2 under the Exchange Act) or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise, including those relating to matters involving any Environmental Law, or any other facts or circumstances, that are reasonably likely to result in any claims against or obligations or liabilities of it or any of its Affiliates.

3.7.  Taxes.  Hyperion has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns as defined below required to be filed by it and all such filed tax returns are complete and accurate in all material respects and: (i) it has paid all Taxes (as defined below) that are shown as due on such filed Tax Returns or that it is obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith; (ii) as of the date hereof, there are not pending or, to its knowledge of its executive officers threatened, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters; and (iii) there are not, to its knowledge, any unresolved questions or claims concerning its Tax liability.  Hyperion has no liability with respect to Taxes.  As used in this Agreement, (i) the term "Tax" (including, with correlative meaning, the terms "Taxes", and "Taxable") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment,  unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest with respect to such penalties and additions, and (ii) the term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes

3.8.  Broker and Finders.  Neither Hyperion nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement.

3.9.  SEC Reporting and Compliance.

(a)             Hyperion filed a registration statement on Form 10SB under the Exchange Act which became effective on May 15, 2007.  Since that date, Hyperion has timely filed with the Commission all registration statements, proxy statements, information statements and reports required to be filed pursuant to the Exchange Act.

(b)             Hyperion has delivered to AI true and complete copies of all registration statements, information statements and other reports and filings (collectively, the “SEC Documents”) filed by Hyperion with the Commission.  None of the SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein not misleading.

(c)  Hyperion has not filed, and nothing has occurred with respect to which Hyperion would be required to file, any report on Form 8-K since May 15, 2007.  Prior to and until the Closing, Hyperion will provide to AI copies of any and all amendments or supplements to the SEC Documents filed with the Commission and all subsequent registration statements and reports filed by Hyperion subsequent to the filing of the SEC Documents with the Commission and any and all subsequent information statements, proxy statements, reports or notices filed by the Hyperion with the Commission or delivered to the stockholders of Hyperion.

(d)  Hyperion is not an investment company within the meaning of Section 3 of the Investment Company Act.

(e)  All of the outstanding shares of Hyperion Common Stock are “restricted securities,” as defined under Rule 144 of the Securities Act, and all of such shares were issued in private transactions not involving a public offering. Hyperion is in compliance in all material respects with Rule 144 applicable to it and the Hyperion Common Stock.

(f)  Hyperion is a “blank check company” subject to the requirements of Rule 419 of the Securities Act.  Hyperion is in compliance in all material respects with Rule 419 applicable to it and the Hyperion Stock.

(g)  Hyperion is also a “shell company” under Rule 12b-2 of the Securities Act because it has no assets (other than cash) and no operations.

(h)  Between the date hereof and the Closing Date, Hyperion shall continue to timely satisfy the filing requirements of the Exchange Act and all other requirements of applicable securities laws, including Rule 144 and Rule 419.

(i)  Hyperion has otherwise complied with the Securities Act, Exchange Act and all other applicable federal and state securities laws.

3.10.             Financial Statements.  The balance sheets, and statements of income, changes in financial position and stockholders’ equity contained in the SEC Documents (the “Hyperion Financial Statements”) (i) have been prepared in accordance with GAAP applied on a basis consistent with prior periods (and, in the case of unaudited financial information, on a basis consistent with year-end audits), (ii) are in accordance with the books and records of Hyperion, and (iii) present fairly in all material respects the financial condition of Hyperion at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified.  The financial statements included on Form 10-SB for the period from inception, February 16, 2007, through February 28, 2007, are as audited by, and include the related opinions of Rotenberg & Co., LLP, Hyperion’s independent certified public accountants.

3.11.             Compliance with Laws.  The business of Hyperion has not been and is not being, conducted in violation of any Laws.  No investigation or review by any Governmental Entity with respect to it is pending or, to the knowledge of its executive officers, threatened, nor has any Governmental Entity indicated an intention to conduct the same.  To the knowledge of its executive officers, no material change is required in its processes, properties or procedures in connection with any such Laws, and it has not received any notice or communication of any material noncompliance with an y such Laws that has not been cured as of the date hereof.  Hyperion has all Permits necessary to conduct its business as presently conducted.

3.12.             Absence of Undisclosed Liabilities.  Hyperion does not have any material obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (a) as disclosed in the SEC Documents, (b) to the extent set forth on or reserved against in the balance sheet of Hyperion as of February 28, 2007 (the “Hyperion Balance Sheet”) or the Notes to the Hyperion Financial Statements, (c) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since February 28, 2007 (the “Hyperion Balance Sheet Date”), none of which (individually or in the aggregate) materially and adversely affects the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of Hyperion, taken as a whole (the "Condition of Hyperion"), and (d) by the specific terms of any written agreement, document or arrangement attached as an exhibit to the SEC Documents.

3.13.             Absence of Assets, Business, etc.  Hyperion has not conducted any business activities other than those incident to its formation, the filing of the Form 10SB and the execution and delivery of this Agreement and Hyperion, other than as set forth in Section 3.13 of the Hyperion Disclosure Schedule:

(a)  does not have any Subsidiaries;

(b)  is not a party to any written or oral Contracts;

(c)  owns no real or personal property or other assets;

(d)	does not have and has never had any employees or adopted or maintained any Employee Benefit Plans.

3.14.  Stockholder Matters.  Stockholder has good and marketable title to the Hyperion Shares free and clear of any lien, claim, charge or encumbrance.  Stockholder has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder.  The execution, delivery and performance of this Agreement by Stockholder will not violate, conflict with or result in the breach of the terms of any other agreement, instrument, judgment, order or decree to which Stockholder is a party or may be subject.

4.  Closing Deliveries.

4.1.  By AI with respect to Sale of AI Assets.  AI shall deliver to Hyperion at the Closing each of the following documents:

(a)  a Bill of Sale in the form attached hereto as Exhibit A, duly executed by AI;

(b)  an Assignment and Assumption of Contracts and Liabilities executed by AI evidencing AI's assignment and Hyperion's assumption of the Assumed Liabilities contemplated by Section 1.3 hereof in the form attached hereto as Exhibit B (the "Assignment and Assumption Agreement");

(c)  cross receipt executed by AI, in the form of Exhibit C ("Cross Receipt");

(d)  a certificate executed by the President of AI that all representations and warranties made herein by AI are true and correct and that all terms, conditions and provisions of this Agreement have been performed and complied with at the time of Closing;

(e)  a certificate from the secretary of AI attesting to the accuracy of resolutions to be attached thereto approved by the Board of Directors of AI authorizing the sale of the AI Assets and providing incumbency information for the individual signing this Agreement on behalf of AI;

(f)  such certificates or other documents as may be reasonably requested by Hyperion, including, without limitation, certificates of legal existence, good standing and certified charter documents from the Secretary of State of Delaware, and certificates of the Chief Executive Officer of AI with respect to minutes, resolutions, by-laws and any other relevant matters concerning AI in connection with the transactions contemplated by this Agreement.

4.2.  By Hyperion with respect to Purchase of AI Assets.  Hyperion shall deliver to AI at the Closing each of the following documents:

(a)  a certificate representing the Shares;

(b)  the Assignment and Assumption Agreement (Exhibit B), executed by Hyperion;

(c)  the Cross Receipt (Exhibit C), executed by Hyperion;

(d)  a certificate executed by the President of Hyperion  that all representations and warranties made herein are true and correct and that all terms, conditions and provisions of this Agreement have been performed and complied with at the time of Closing; and

(e)  a certificate of the secretary of Hyperion attesting to the accuracy of the resolutions to be attached thereto approved by the Board of Directors of Hyperion approving the purchase of the AI Assets and providing incumbency information for the individual signing this Agreement on behalf of Hyperion.

(f)  such certificates or other documents as may be reasonably requested by AI, including, without limitation, certificates of legal existence, good standing and certified charter documents from the Secretary of State of Colorado, and certificates of an officer of Hyperion with respect to directors’ resolutions, by-laws and other matters.

4.3.  By Stockholder with respect to Share Cancellation.  Stockholder shall deliver to Hyperion at the Closing for cancellation a certificate representing 1,390,000 shares of Hyperion Common Stock duly endorsed for transfer or accompanied by a stock power duly executed in black.

4.4.  By AI with respect to Share Cancellation.  AI shall deliver to Stockholder by wire transfer at the Closing a cash payment in the amount of Twenty-Five Thousand Dollars ($25,000).

5.  Covenants.  Except as expressly contemplated or permitted by this Agreement, or to the extent that AI shall otherwise consent in writing, during the period from the date of this Agreement and continuing until the Closing, Hyperion agrees that:

5.1.  Ordinary Course.  Hyperion shall conduct no business activities other than as contemplated by the Agreement or required by law.

5.2.  Dividends; Changes in Stock.  Except to the extent contemplated by this Agreement, Hyperion shall not, nor shall it propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock or other outstanding securities or interests, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in replacement of, in lieu of or in substitution for shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any shares of its capital stock.

5.3.  Issuance of Securities.  Hyperion shall not issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares, Voting Debt or convertible securities.

5.4.  Governing Documents.  Hyperion shall not amend or propose to amend their Organizational Documents.

5.5.  No Acquisitions.  Hyperion shall not acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or portion of the assets of, or by any manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets.

5.6.  Other Actions.  Hyperion shall not take any action that would or is reasonably likely to result in any of its representations and warranties set forth in this Agreement being untrue or in its failure to perform covenants it is obliged to perform hereunder or in any of the conditions to the Closing set forth in Section 6 not being satisfied.

5.7.  Advice of Changes; Filings.  Hyperion shall confer on a regular and frequent basis with AI and promptly advise AI in writing of any change or event having (in either case), or which, insofar as can reasonably be foreseen could have (in either case), a Material Adverse Effect on it (financial or otherwise), prospective results of operations or net worth.  Hyperion shall promptly provide to AI (or its counsel) copies of all filings made by it with any Federal, state or foreign Governmental Entity in connection with this Agreement and the transactions contemplated hereby or which are material to the operation of the business conducted by it.

5.8.  Notice of Untrue Facts.  Hyperion will promptly advise the other party if, at any time before the Proxy Statement/Prospectus (as defined in Section 5.14) is mailed to the stockholders of AI or before the meeting of AI’s stockholders held pursuant to Section 5.14 hereof, the Proxy Statement/Prospectus as the same relates to it, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

5.9.  Consents Without Any Condition.  Hyperion shall not make any agreement or reach any understanding not approved in writing by the other party as a condition for obtaining any consent, authorization, approval, order, license, certificate, or permit required for the consummation of any of the transactions contemplated by this Agreement.

5.10.  Legal Requirements.  Hyperion will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the transactions contemplated by this Agreement (which actions shall include, without limitation, furnishing all information required in connection with approvals of or filings with any other Governmental Entity and filing initial notices and obtaining an administrative consent order or otherwise satisfying the requirements of any state or federal environmental laws with respect to properties owned, leased, or operated by it on or before the date of this Agreement and through the Closing Date, to the extent such properties are subject to such laws) and will promptly cooperate with and furnish information to AI in connection with any such requirements imposed upon Hyperion in connection with the transactions contemplated by this Agreement.  It will take all reasonable actions necessary to obtain (and will cooperate with the other party obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third  party, required to be obtained or made by Hyperion in connection with the transactions contemplated by this Agreement or the taking of any action contemplated thereby or by this Agreement.

5.11.  Access to Information.  Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which Hyperion is subject, Hyperion shall afford to the officers, employees, accountants, counsel and other representatives of AI, access, during normal business hours during the period prior to the Closing, to all of its properties, books, contracts, commitments and records and during such period, it shall furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as AI may reasonably request.

5.12.  Additional Agreements; Best Efforts.  Hyperion will use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with AI.  In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Hyperion with full title to all properties, assets, rights, approvals, immunities and franchises of the Business, the proper officers and directors of each party to this Agreement shall take all such necessary action.

5.13.  Additional Covenants of Hyperion and Stockholder.  During the period from the date of this Agreement and continuing until the Closing, Hyperion and Stockholder agree that (except as expressly contemplated or permitted by this Agreement or to the extent that AI shall otherwise consent in writing):

(a)  SEC Reports.  Hyperion shall duly and timely file all reports and other documents required to be filed by it with the SEC and will deliver complete and accurate copies thereof to AI at the time of filing.  None of such reports and other documents will contain at the time of filing any untrue statement of a material fact or omit to state any material fact (excluding any such misstatement or omission made in reliance upon information provided by AI) required to be stated therein or necessary to make the statements therein not misleading, and all of such reports shall comply as to form in all material respects with all of the applicable rules and regulations promulgated under the Exchange Act and the Securities Act, as the case may be.

(b)  OTC Bulletin Board Listing.  Hyperion shall take all actions reasonably requested by AI in connection with arranging for the Hyperion Common Stock to be listed on the OTC Bulletin Board.

(c)  Resignation of Directors.  Consistent with applicable law, Hyperion shall procure prior to the Closing Date, the resignation of the Stockholder as sole director of Hyperion and shall cause Hyperion’s Board of Directors, prior to the effectiveness of such resignation and prior to the Closing Date, to elect to the Board of Directors of Hyperion, effective as of the Closing Date, such number of individuals as shall be designated by AI prior to the Closing.

(d)  Discharge of Liabilities.  Prior to the Closing Date, the Stockholder shall satisfy or cause Hyperion to satisfy and discharge all liabilities of Hyperion which would otherwise exist on the Closing Date such that Hyperion will have no liabilities, whether actual or contingent, on the Closing Date.

(e)  Indebtedness.  Hyperion shall not, incur (which shall be deemed to include entering into credit agreements, lines of credit or similar arrangements) any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of it or any of its Subsidiaries or guarantee any debt securities of others.

(f)  Acquisitions of Property.  Hyperion agrees it will not, without the prior written consent of AI, acquire or lease any additional real or personal property, including, without limitation, capital equipment or inventories.

(g)  No Related Transaction.  Hyperion shall not enter into or become a party to any contract, lease, agreement or transaction with any member of its board of directors, any of its officers or management employees or with any business organization owned or controlled by any of them, from the date of the execution of this Agreement to the Closing Date.

5.14.  Registration Statement, Joint Proxy Statement/Prospectus and Related Matters.

(a)  As promptly as practicable after the date of this Agreement, Hyperion and AI shall prepare, and Hyperion shall file with the SEC, a joint proxy statement/prospectus (the “Proxy Statement/Prospectus”) to be sent to the stockholders of AI in connection with the meeting of AI’s stockholders (the “AI Stockholders’ Meeting) to vote on the approval of the sale of the AI Assets hereunder and the other transactions contemplated hereby.  In connection therewith, Hyperion shall prepare and file with the SEC a registration statement on Form S-4 pursuant to which the shares of Hyperion Common Stock to be issued pursuant to this Agreement will be registered with the SEC (the “Registration Statement”), and in which the Proxy Statement/Prospectus will be included as a prospectus.   Hyperion shall use reasonable best efforts to cause the Registration Statement to become effective as soon after filing as practicable.  Hyperion shall make all other necessary filings with respect to this Agreement and the transactions contemplated hereby under the Securities Act of 1933 and the Securities Exchange Act of 1934 and the rules and regulations of the SEC thereunder.

(b)  AI shall take such action as may be necessary to ensure that (i) the information to be supplied by AI for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading, and (ii) the information supplied by AI for inclusion in the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus is first mailed to stockholders of AI or Hyperion, and at the time of the AI’s Stockholders’ Meeting contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any  material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement/Prospectus not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for AI’s Stockholders’ Meeting that has become false or misleading.  If at any time prior to the Closing any event relating to AI or any of its Affiliates, officers or directors should be discovered by AI that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, AI shall promptly so inform Hyperion.

(c)  Hyperion shall take such action as may be necessary to ensure that (i) the information to be supplied by it for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading, and (ii) the information supplied by it for inclusion in the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus is first mailed to stockholders of AI, and at the time of AI’s Stockholders’ Meeting contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any  material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement/Prospectus not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for AI’s Stockholders’ Meeting that has become false or misleading.  If at any time prior to the Closing any event relating to Hyperion or any of their respective Affiliates, officers or directors should be discovered by Hyperion, as the case may be, that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the party discovering same shall promptly so inform AI.

(d)  AI shall each call a meeting of stockholders to be held as promptly as practicable for the purpose of voting on the sale of the AI Assets pursuant to this Agreement and the other transactions contemplated hereby.

6.  Conditions.

6.1.  Conditions to Each Party’s Obligation to Close Transaction.  The respective obligations of each party to effect the Transactions contemplated by this Agreement shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a)  This Agreement and the transactions contemplated hereby shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of AI Common Stock.

(b)  Hyperion shall have received all state securities or “Blue Sky” permits and other authorizations necessary to issue the Hyperion Common Stock pursuant to this Agreement.

(c)  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

(d)  The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall then be in effect, and no proceedings for that purpose shall then be threatened by the SEC or shall have been initiated by the SEC and not concluded or withdrawn.

6.2.  Conditions of Obligations of Hyperion.  The obligations of Hyperion to effect the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions unless, to the extent permitted below, waived by Hyperion:

(a)  The representations and warranties of AI set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement, and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and Hyperion shall have received a certificate signed on behalf of AI by the President and Chief Financial Officer of AI to such effect.

(b)  AI shall have performed in all material respects all obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Hyperion shall have received a certificate signed on behalf of AI by the president and Chief Financial Officer of AI to such effect.

6.3.  Conditions of Obligations of AI.  The obligation of AI to effect the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions unless waived by AI:

(a)  The representations and warranties of Hyperion and Stockholder set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement and AI shall have received a certificate signed on behalf of Hyperion by the President of Hyperion to such effect.

(b)  Hyperion and Stockholder shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and AI shall have received a certificate signed on behalf of Hyperion by the President of Hyperion to such effect.

(c)  The consents set forth in Section 6.3(c) of the AI Disclosure Schedule shall have been obtained.

(d)  The SEC shall have consented to the use of “carve-out” financial statements in the Registration Statement and in the Report on Form 8-K required to be filed by Hyperion following the Closing.

7.  Post-Closing Agreements.  AI and Hyperion, as the case may be, agree that from and after the Closing Date:

7.1.  Further Assurances and Data.

(a)  At any time and from time to time after the Closing Date, at Hyperion's reasonable request and without further consideration, AI shall execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take such other action, all at Hyperion's sole cost and expense, as Hyperion may reasonably request to more effectively transfer, convey and assign to Hyperion, and to confirm Hyperion's title to, all the AI Assets, to put Hyperion in actual possession and operating control thereof, to assist Hyperion in exercising all rights with respect thereto, and to carry out the purpose and intent of this Agreement.  Immediately after the Closing Date, AI shall, to the extent applicable, authorize the release to Hyperion of all files pertaining to the AI Assets held by any federal, state, county or local authorities, agencies or instrumentalities.  AI and Hyperion will cooperate in communications with suppliers and customers to accomplish the transfer of the AI Assets to Hyperion.

(b)  The parties agree that from and after the Closing Date, as to any monies received that rightfully belong to the other party, they shall remit such monies promptly to the other party.

7.2.  Cooperation in Litigation.  Each party hereto will reasonably cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the use of the AI Assets prior to the Closing Date (other than litigation arising out of the transactions contemplated by this Agreement).  The party requesting such cooperation shall pay the out-of-pocket expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees, other personnel and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time spent in such cooperation or the salaries or costs of fringe benefits or similar expenses paid by the party providing such cooperation to its officers, directors, employees, other personnel and agents while assisting in the defense or prosecution of any such litigation or proceeding.

7.3.  Consents.  AI will use its commercially reasonable best efforts to obtain by the Closing Date, consents from each landlord relating to all real property leases identified on Section 2.16 of the AI Disclosure Schedule, consenting to the assumption of each such real property lease by Hyperion, and any other consents required under any Contract or otherwise in connection with the transactions contemplated by this Agreement.  To the extent that any interest in any of the AI Assets is not capable of being assigned, transferred, conveyed or registered without the consent, waiver or authorization of, or registration with, a third person (including, but not limited to, a governmental, regulatory or administrative authority), or if such assignment, transfer, conveyance, registration or attempted assignment, transfer, conveyance or registration would constitute a breach of any AI Asset, or a violation of any law, statute, decree, rule, regulation or other governmental edict or is not immediately practicable, this Agreement shall not constitute an assignment, transfer or conveyance of such interest, or an attempted assignment, transfer or conveyance of such interest (such interests being hereinafter collectively referred to as “Restricted Interests”).  The entire beneficial interest in any AI Assets subject to a restriction as described above, and any other interest in such AI Assets which are transferable notwithstanding such restriction, shall be transferred from AI to Hyperion as provided in Section 1.1(a).  To the extent that any required consents, waivers, authorizations and registrations are not obtained, or until the impracticalities of transfer referred to therein are resolved, AI shall (i) provide to Hyperion, at the request of Hyperion, the benefits of any Restricted Interests, (ii) cooperate in reasonable and lawful arrangements designed to provide such benefits to Hyperion and (iii) enforce, at the request of Hyperion for the account of Hyperion, any rights of AI arising from any Restricted Interests (including the right to elect to terminate in accordance with the terms thereof upon the advice of Hyperion).

8.  Indemnification.  The Stockholder agrees to defend, indemnify and hold harmless AI and its officers, directors, employees, managers, members, agents, advisers and representatives (collectively, the “Indemnitees”) from and against, and pay or reimburse the Indemnitees for, any and all claims, demands, liabilities, obligations, losses, fines, costs, expenses, royalties, litigation, deficiencies or damages (whether absolute, accrued, contingent or otherwise and whether or not resulting from third party claims), including interest and penalties with respect thereto and out-of-pocket expenses and reasonable attorneys’ and accountants’ fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder (collectively, “Losses”, and each individually, a “Loss”), resulting from or arising out of:

(a)  any breach of the Representations and Warranties of Hyperion and/or Stockholder set forth in this Agreement;

(b)  any transaction, liability or obligation, whether absolute or contingent, that occurs or arises out of the business operations or activities of Hyperion on or prior to the Closing Date;

(c)  Any taxes arising out of the operations of Hyperion prior to the Closing Date.

8.1.  Indemnification Procedures.  In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (the “Indemnified Party”), notice shall be given by the Indemnified Party to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom, provided, that (i) counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defense at such Indemnified Party’s expense, and (ii) the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such failure results in a lack of actual notice to the Indemnifying Party and such Indemnifying Party is materially prejudiced as a result of such failure to give notice.  Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation.  In no event shall a party guilty of fraud or willful misconduct be entitled to indemnity with respect to any matter involving such fraud or willful misconduct.  In the event that the Indemnified Party shall in good faith determine that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party, provided, that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld.  In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defense against any such claim or demand, and shall be entitled to settle or agree to pay in full such claim or demand, subject to the written consent of the Indemnifying Party such consent not to be unreasonably withheld.  In any event, except to the extent that they have an interest adverse to the other, the parties hereto shall cooperate in the defense of any claim or litigation subject to this Section 8 and the records of each shall be available to the other with respect to such defense.

9.  Transfer and Sales Tax.  Notwithstanding any provisions of law imposing the burden of such taxes on AI or Hyperion, as the case may be, Hyperion shall be responsible for and shall pay (a) all sales, bulk sales, use and transfer taxes, and (b) all governmental charges, if any, upon and due in connection with the sale or transfer of any of the AI Assets hereunder.

10.  Termination.

10.1.  Time of Termination.  This Agreement may be terminated at any time prior to the Closing, whether before or after approval of the matters presented in connection with the transactions contemplated by this Agreement by the stockholders of AI:

(a)  By mutual consent of Hyperion and AI.

(b)  (i) By either Hyperion or Stockholder on the one hand or AI on the other hand if there shall be a material breach of any representation, warranty, covenant, obligation or agreement on the part of the other party set forth in this Agreement which breach shall not have been cured, in the case of a representation or warranty, prior to the Closing, or in the case of a covenant, obligation or agreement, within two (2) business days following receipt by the breaching party of notice of such breach; or (ii) by either Hyperion or AI if any permanent injunction or other order of a court or other competent authority preventing the consummation of the transactions contemplated by this Agreement shall have become final and non-appealable.

(c)  By either Hyperion or AI if the stockholders of AI do not approve the transactions contemplated by this Agreement.

10.2.  Effect of Termination.  In event of a termination of this Agreement by either AI or Hyperion as provided in Section 10.1, this Agreement shall forthwith become void; provided, however, that no such termination shall relieve any party hereto from any liability for breach of this Agreement.

10.3.  Remedies Not Exclusive.  No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute or otherwise, including, without limitation, the remedy of specific performance.  The election of any one or more remedies by Hyperion or AI shall not constitute a waiver of the right to pursue other available remedies.

11.  Notices.  Any notices or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if delivered personally or sent by facsimile (with transmission confirmed), Federal Express, registered or certified mail, return receipt requested, postage prepaid, addressed as follows or to such other address or facsimile number of which the parties may have given notice:

To AI:                                                                With a copy to:

Accountabilities, Inc.                                                                Giordano, Halleran & Ciesla, P.C.
500 Craig Road, Suite 201                                                                125 Half Mile Road, P.O. Box 190
Manalapan, NJ  07726                                                                Middletown, NJ  07748
Attention:  Allan Hartley, President                                                                           Fax:  732-224-6599
Attention:  Philip D. Forlenza, Esq.

To Hyperion or the Stockholder:                                                                           With a copy to:

Walter Reed                                                                Lauren Scott]
[Address]                                                                [Address]

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, by facsimile or by Federal Express; or (b) three business days after being sent, if sent by registered or certified mail.

12.  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns, except that neither party may assign its obligations hereunder without the prior written consent of the other party hereto.

13.  Entire Agreement; Amendments; Attachments.

13.1.  Entire Agreement; Amendment.  This Agreement, all schedules and exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written, and all contemporaneous oral negotiations, commitments and understandings between such parties.  Hyperion and AI, by the consent of their respective Boards of Directors, or officers authorized by such Boards, may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by Hyperion and AI.

13.2.  Attachments.  If the provisions of any schedule or exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of this Agreement shall prevail.  The exhibits and schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

14.  Expenses.  Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the parties in accordance with the terms of the letter agreement of even date herewith among AI and Hyperion.

15.  Legal Fees.  In the event that legal proceedings are commenced by any party hereto against any other party hereto in connection with this Agreement or the transactions contemplated hereby, the party which does not prevail in such proceedings shall pay the reasonable attorneys' fees and costs incurred by the prevailing party in such proceedings.

16.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles.

17.  Section Headings.  The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

18.  Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

19.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which, when taken together, shall be one and the same document.

20.  Public Disclosure.  Neither party shall make any public statement about, nor issue any press release concerning this Agreement or the transactions contemplated hereby without first consulting with the other party hereto as to the form and substance of any such press release or public disclosure; provided, however, that nothing in this Section 18 shall be deemed to prohibit any party hereto from making any disclosure that its counsel deems necessary or advisable in order to satisfy such party's disclosure obligation imposed by law.

21.  Employees; WARN Act.  Effective on the Closing Date, AI shall terminate the employment of all employees engaged in the Business (the “Terminated Employees”), and shall terminate any employment agreements with such Terminated Employees.  As of the Closing Date, Hyperion shall offer employment to all of the Terminated Employees (such hired persons being the “Hired Employees”), at initial salaries and with initial benefits comparable to those immediately prior to the termination.  For the purposes of determining and measuring benefits provided to any given Hired Employee by Hyperion, each Hired Employee will be given credit for the Hired Employee’s term of service to AI.  For a period of at least forty-five (45) days from and after the Effective Date, Hyperion shall employ substantially all, but in no event less than 70%, of the Hired Employees and shall not terminate more than 50 full time employees who were employed by AI as of the Closing Date.  Hyperion shall be liable and responsible for any obligations under the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”), arising out of Hyperion’s breach of this Section 21 with respect to the Hired Employees.

(a)  IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

ACCOUNTABILITIES, INC.

Dated: July 26, 2007	By:	/s/ Allan Hartley
Name: Allan Hartley
Title: President

Hyperion Energy, Inc.

Dated: July 26, 2007	By:	/s/ Walter Reed
Name: Walter Reed
Title: Walter Reed

Dated: July 26, 2007	By:	/s/ Walter Reed
Name: Walter Reed
Individually